Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Iris Energy Pty Ltd
Sydney, NSW, Australia

We hereby consent to the inclusion in this Registration Statement of Iris Energy Pty Ltd on Form F-1 of our report dated July 15, 2021, with respect to the audits of the consolidated financial statements of Iris Energy Pty Ltd for the year ended June 30, 2020, and for the period from November 6, 2018 (incorporation) to June 30, 2019, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ ArmaninoLLP
Dallas, Texas

August 26, 2021